Exhibit 10.12

                           Summary of Cash Bonus Plan

      The Compensation Committee of the Board of Directors of First Defiance Financial Corp. ("First Defiance") administers First Defiance's annual cash bonus plan for officers of First Defiance and its subsidiary, First Federal Bank of the Midwest. The annual cash bonus paid to officers is based on First Defiance's annual performance as measured by three key performance measures: earnings per share, growth in revenue, and cost controls. In determining the amount of cash bonus to be awarded, each of the target measures is assigned a weighting factor: 50% for earnings per share and 25% for each of revenue growth and the efficiency ratios.

      Within each of these three components, there are threshold, target and maximum goals. Performance below the threshold results in no payout for that component. Performance at the threshold level results in a 50% payout of that component. Performance at the target level results in a 100% payout of that component. Performance at or above the maximum goal results in a 150% payout of that component. Exact payout percentages for payouts within the 50% to 150% range are calculated based on actual results. The payout percentage achieved for each component is then multiplied by the weighting factor (50% or 25%) and those three components are added together to determine the percentage of potential bonus that will be paid. For 2004 bonus purposes, the payout percentage was 72.4%.

      This payout percentage is then applied to the bonus potential for each officer. Mr. William J. Small has a potential bonus equal to 45% of his base salary, Mr. James L. Rohrs and Mr. John C. Wahl each have a potential bonus equal to 35% of base salary, and Mr. Gregory R. Allen's bonus potential is 30% of base salary. This other officers with the rank of Senior Vice President or higher have bonus potential ranging between 20% and 30% of base salary depending upon the officer's level of responsibility.